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                                                                    Exhibit 4.02


                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                                  EXCITE, INC.



     The undersigned certify that:

     1. They are the President and the Secretary, respectively, of Excite, Inc., a California corporation.

     2. Article V of the Articles of Incorporation of this corporation is amended to read in its entirety as follows:

                                   "ARTICLE V

          "This corporation is authorized to issue two classes of shares, designated 'Common Stock' and 'Preferred Stock,' respectively, both of which shall have no par value. The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000) shares. The number of shares of Preferred Stock authorized to be issued is four million (4,000,000) shares."

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 23,421,797 shares of Common Stock. There are no shares of Preferred Stock issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  June 17, 1998

                                       /s/ GEORGE BELL
                                       -------------------------------------
                                       George Bell, President


                                       /s/ CHRIS VAIL
                                       -------------------------------------
                                       Chris M. Vail, Secretary